Exhibit 21
List of Subsidiaries
The following is a list of subsidiaries of Ascent Media Corporation, the names under which such subsidiaries do business, and the state or country in which each was organized, as of February 28, 2011. The list does not include dormant subsidiaries or subsidiaries which would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Subsidiary	Jurisdiction of Formation
Monitronics International, Inc.	Texas

Monitronics Canada, Inc.	Canada

MI Servicer HC, LLC	Delaware

MI Servicer LP, LLC	Delaware

MI Servicer GP, LLC	Delaware

MIBU Servicer Inc.	Delaware

Monitronics Security LP	Delaware

MI Funding HC, LLC	Delaware

MI Funding LP, LLC	Delaware

MI Funding GP, LLC	Delaware

Monitronics Funding LP	Delaware

Four Media Company, LLC	Delaware

Todd-AO, Espana	California

103 Todd-AO Estudio S.L.	Spain

Ascent Media Holdings Limited	England

Ascent Media Limited	England

Rushes Televisión, S.A. de C.V.	Mexico

Servicios Administravos de Post Produccion S.A. de C.V.	Mexico

Ascent Media GP Ltd.	England

Ascent Media UK Limited Partnership	England

Ascent Media Property Holdings, LLC	Delaware

Ascent Media Systems Integration, LLC	Delaware

DHC Pramer Acquisition, Inc.	Delaware